Exhibit 23.1

Consent of Jorgensen & Co.

We hereby consent to the use in the Registration Statement on Form S-8 (the “Registration Statement”) of GlyEco, Inc., a Nevada corporation (the “Company”) of our firm’s report, dated April 16, 2012, with respect to our audit of the financial statements of the Company for the fiscal years ended December 31, 2011 and 2010 included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011. We also consent to the filing of this consent as an exhibit to the Registration Statement and any amendments thereto.

/s/ Jorgensen & Co.
Jorgensen & Co.
(a registered public accounting firm)

April 30, 2012
Lehi, UT